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                                                                     Exhibit 10

                        Executive Officers and Directors
                                       of
                          Equitable Holding Corporation


            The names of the Directors and the names and titles of the Executive Officers of Equitable Holding Corporation ("EHC") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of EHC at 200 Plaza Drive, 2nd Floor, Secaucus, NJ 07096-1583. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to EHC and each individual is a United States citizen.


            Name, Business Address           Present Principal Occupation
            ----------------------           ----------------------------
            Raymond T. Burke                 Secretary and Treasurer

        *   Edward J. Hayes                  President and Chief Executive Officer

        *   David L. Newcomer                Vice President, The Equitable Life
                                             Assurance Society of the United States

        *   Naomi J. Weinstein               Vice President

*Director